MG SmallCap Fund 10f3 Transactions Q1 2000
	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Sequenom Industrial Genomics	Celera Genomics	Gene Logic Inc.
Underwriters

Warburg Dillon Read,

FleetBoston Robertson

Stephens, SG Cowen, Banc

of America Sec, Bear

Stearns, Cantor Fitzgerald,

DBSI, DLJ, Desdner

Kleinwort Benson, H&Q,

ING Barings, Lehman

Bros, Merrill Lynch,

Morgan Stanley

		Morgan Stanley Dean Witter, Goldman Sachs, SG Cowen, ING Barings, Bear Stearns	ING Barings, Chase H&Q, Robertson Stephens, Dain Rauscher Wessels.
Years of continuous operation, including predecessors	>3	>3	>3
Security	SQNM	CRA	GLGC
Is the affiliate a manager or co- manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	Warburg Dillon Read	n/a	n/a
Firm commitment?	Yes	Yes	Yes
Trade date/Date of Offering	1/31/2000	2/29/2000	1/27/2000

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount o f any concurrent public offering	$ 136,500,000.00	$ 855,000,000	$ 235,200,000
Total	$ 136,500,000.00	$ 855,000,000	$ 235,200,000

Public offering price	26.00	225.00	56.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 1.82 (7%)	$ 8.865 (3.94%)	$ 2.94 (5.25%)

Shares purchased	400	n/a	n/a
$ amount of purchase	$ 10,400.00	n/a	n/a

% of offering purchased by fund	0.008%	n/a	n/a
% of offering purchased by associated funds*	0.015%	n/a	n/a
Total (must be less than 25%)	0.023%	n/a	n/a
* DeAM Small Cap Equity